Exhibit G(4)

AMENDMENT TO GLOBAL CUSTODY AGREEMENT

This Amendment to Global Custody Agreement is dated as of August 10, 2010 by and between MassMutual Select Funds on behalf of each investment company identified as a Customer on Exhibit A attached to the Agreement (as hereinafter defined) (the “Company”) and Brown Brothers Harriman & Co. (“BBH”).

Whereas pursuant to the Global Custody Agreement, dated as of November 27, 2009, by and between BBH and the Company, as amended to date (the “Agreement”), BBH has been appointed as the custodian for the safekeeping and administration of the Company’s assets as provided in the Agreement;

Whereas the Company and BBH have agreed to make certain modifications to the Agreement in connection with the class actions services to be provided by BBH;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:

I.	Amendments to the Agreement

1.	Section 2.9.1 of the Agreement is hereby deleted in its entirety and the following is substituted therefore:

“2.9.1 Class Actions Service.

Bank shall perform the services related to class actions as set forth in Appendix A hereto.”

2.	Appendix A attached hereto is hereby appended to the Agreement.

II.	Miscellaneous

1.	As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.

By signing below, where indicated, the Company hereby ratifies and affirms each of the representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.

3.

This Amendment shall be governed by such laws as provided in Section 10.6 of the Agreement. This Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.

BROWN BROTHERS HARRIMAN & CO.

By:	/S/ PATRICIA R. FALLON
Name:	Patricia R. Fallon
Title:	Managing Director

MASSMUTUAL SELECT FUNDS

By:	/S/ NICHOLAS H. PALMERINO
Name:	Nicholas H. Palmerino
Title:	CFO and Treasurer

Appendix A

CLASS ACTIONS SERVICES

1.

Services. The Bank shall perform only those services set forth on Appendix A-2 attached hereto (the “Services”) with respect to the Customer’s account(s) listed on Appendix A-1, as the same may from time to time be added or amended in a writing signed by both parties to this Agreement. Services shall not include: (i) completing, executing and filing documentation required for the Customer’s participation in a class action as a lead plaintiff or representative party; (ii) representing the Customer in class action litigation such as court hearings or discovery proceedings by personal appearance or otherwise; (iii) retroactively seeking recovery on behalf of the Customer with respect to class actions (a) arising prior to the Bank’s engagement by the Customer, or (b) whose claim submission deadline has expired due to no fault on the part of the Bank; or (iv) providing legal advice to the Customer as to its rights or interests in any class action. For avoidance of doubt, the Customer acknowledges that the Bank will not be providing legal services in connection with the provision of the Services, and the Services are administrative in nature and include those set forth in the attached Schedule. The Bank shall perform the Services regardless of the Customer’s anticipated financial recovery.

The Customer acknowledges that the judicial process related to class action litigation and claims processing is unpredictable, subject to counterclaims, and subject to unforeseen delays. As such, the Customer acknowledges that the timing of any payments or receipt of any amounts due under any settlement is unpredictable and subject to appeal, counterclaim and reclaim prior to any final adjudication or settlement of any class action litigation. The Customer further acknowledges that the Bank is not responsible for the calculation of receivables and may conclusively rely upon the claim administrator in connection with any such calculation.

2.

Delivery of Documents and Power of Attorney. The Customer shall deliver to the Bank the Power of Attorney in the form attached hereto as Appendix A-4 and any documentation or information reasonably requested by the Bank to enable it to perform the Services or to comply with applicable laws, regulations and standard market practice.

3.

Procurement of Information and Other Responsibilities of the Customer. The Customer shall assist the Bank in obtaining access to information in connection with class actions when the Customer’s authorization is required to permit the Bank to access such information. The Customer shall, upon request by the Bank, promptly provide any information and supporting documentation reasonably required for the submission of any claim to the extent that such information and documentation is not in the Bank’s possession or available to the Bank from the Approved Class Action Information Sources. The Customer shall also perform the responsibilities listed in Appendix A-3 to this Agreement. The Bank shall submit claims pursuant to the attached Appendix A-2 on a timely basis using the information in its possession, even if it has not received all information requested from the Customer or other parties. Accordingly, the Bank shall not be responsible for rejection of such claim due to insufficient information. The Customer and the Bank may from time to time establish written procedures as may be reasonably required to facilitate the Bank’s receipt and processing of such information.

4.

Representations and Warranties. The Customer represents and warrants to the Bank that: (i) all information and documentation provided to the Bank by the Customer will comply with applicable laws and regulations, with agreements between the Customer and third parties, and other obligations binding upon the Customer; (ii) the Customer has the authority and applicable licenses to provide such information and documentation to the Bank for this purpose; and (iii) the Customer shall use any class action information provided to it by the Bank only for such purposes as may be contemplated under this Agreement and shall not intentionally redistribute or share the information with any third party.

5.

Reliance. The Bank shall perform the Services in conclusive reliance on information actually received from or contained in the Approved Class Action Information Sources, and shall not be responsible for providing Services with respect to any class action as to which it cannot reasonably determine eligibility from the data actually known to it or available to it from the Approved Class Action Information Sources. The Bank shall be entitled to rely upon any instruction or class action related data received from the Customer or any other Approved Class Action Information Source.

6.

Limitations on Liability. The Bank shall not be held accountable or liable to the Customer or any third party if the Bank is unable to perform its responsibilities in accordance with this Agreement as a result of any errors in the Services based upon or arising out of information received in a timely or untimely manner by the Bank from an Approved Class Action Information Source, or the suspension, discontinuance or termination of the transmission of information by Approved Class Action Information Sources for any reason due to no fault on the part of the Bank, provided the Bank shall have made reasonable commercial efforts to procure such transmission. Nevertheless, the Bank acknowledges that it will be responsible for accurately and timely submitting the claims information that it does receive from Approved Class Action Information Sources or itself possesses; provided however, that the Customer hereby acknowledges and agrees that the Bank shall neither guarantee nor make any warranties with respect to the Approved Class Action Information Sources and to the accuracy or completeness of their information or the success of such claim.

Appendix A-1

Customer’s Accounts

MassMutual Select Global Allocation Fund

Appendix A-2

Services

The term “class action” in this Schedule shall include, without limitation, lawsuits against a company by one or more investors representing the interest of other investors, or proceedings by a regulator that result in a settlement pool or judgment pool of money or other valuable property available to such investors.

The Bank shall perform the following Services:

A.

Upon receipt of a class action notification from an Approved Class Action Information Source (as defined below), or other additional source which may be used by the Bank, or the Bank’s otherwise having actual notice of a class action, the Bank shall review the Customer’s custody records to determine whether the Customer has an interest with respect to the class action. The Customer hereby acknowledges and agrees that the Bank does not guarantee and makes no warranties whatsoever, with respect to the Approved Class Action Information Sources or for the accuracy or completeness of information provided by them.

B.	The Bank will provide the Customer with a summary of each class action notification that it identifies as pertinent to the Customer for informational purposes only.
C.

The Bank shall complete and file the required claim forms for the particular class action on behalf of all relevant Customer accounts insofar as they relate to a transaction or holding for which the Bank acts or acted as custodian using information from the Approved Class Action Information Sources. The Bank shall provide all information requested by the authorized administrator for each class action that the Bank has in its possession, regardless of scope and format. The Bank will escalate questions or problems relating to a submission or anticipated submission to the Customer in time for the Customer to address or correct them (e.g., questions concerning inactive subaccounts, holdings data).

D.	The Bank shall report to the Customer on a periodic basis any information received in connection with the status of any such claims.
E.

Upon receipt of any proceeds in connection with any class action settlement, the Bank shall credit the appropriate custody account, and notify the Customer of the credit on a same-day basis whenever possible.

“Approved Class Action Information Sources” shall mean:

For Holdings:

Bank Custody Records

Information provided to the Bank by the Customer

For Class Action Information:

Xcitek

DTCC LENS

Investment Advisor of Customer

BANK Sub-Custodian Network

In addition to the Approved Class Information Action Sources, the Bank may in its discretion, utilize other additional information sources from time to time for the purpose of obtaining class action information and will use other sources if and to the extent that any of the foregoing become unavailable to it (but use of any such of the information sources shall be in addition to the use of the Approved Class Action Information Sources that are then available).

Appendix A-3

The Customer’s Responsibilities

1) The Customer will provide the Bank with class action notices of which the Customer becomes aware if Customer has reason to believe that the Bank is not aware of such notices.

2) The Customer will at the Bank’s reasonable request complete any required documentation in order for the Bank to credit class action proceeds received in physical security form into the Bank’s vault.

Appendix A-4

Power of Attorney

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that ___________________________ ______________________ (the “Fund”), does hereby make, constitute and appoint Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (the “Attorney”), and all authorized employees, its true and lawful attorney-in-fact for the Fund and in its name, place and stead to represent the Fund in the following manner but in no other way and with no other authority other than the authority specifically set forth below:

(a)

The Attorney may on the Fund’s behalf and in the Fund’s name complete, execute and deliver claim documentation in connection with shareholder class action lawsuits pertaining to the Fund’s investments; and

(b)

The Attorney may sign, seal, execute, deliver and to do such agreements, receipts, releases, discharges, instruments, acts and things as may be necessary in relation to the powers hereby granted as the Attorney may deem fit.

The Fund hereby undertakes for itself and its successors and assigns to ratify and confirm everything that our said Attorney shall have so far done or do or purport to do by virtue of and in accordance with these presents.

This Power of Attorney shall continue in effect until revoked in writing by the Fund. This Power of Attorney shall be governed by and construed under the laws of the State of New York.

In witness whereof we have hereunto set our hand this ________ day of ____ 2010.

[Fund name]

By:_______________________________

Name:

Title: